N E W S   R E L E A S E

TALISMAN ENERGY ANNOUNCES EXPLORATION DISCOVERY IN THE NORTH SEA ADJACENT TO THE BUCHAN FIELD

CALGARY, Alberta – November 06, 2003 – Talisman Energy (UK) Limited, a wholly owned subsidiary of Talisman Energy Inc., has made a further oil discovery in the UK Central North Sea, adjacent to the Buchan Field and the 2002 J1 discovery.

The 21/1a-20 well successfully tested the J5 exploration prospect, which is located about six kilometres northeast of the Buchan Field in Block 21/1a and four kilometres southeast of the J1 discovery. The well discovered good quality, commercial hydrocarbon pay in an Upper Jurassic sandstone reservoir. The well tested and flowed at a rate of 7,100 bbls/d of 40.2° API oil plus 7.6 mmcf/d of natural gas. These rates were limited by surface test equipment.  No oil water contact was encountered in the well but pressure data and drill stem test data indicate commercial volumes of oil in place.

The well has been drilled in an optimally located structural position. Subject to DTI approval, it will be retained as a producer to be tied back to the J1 discovery, which is currently in the process of development planning. Initial estimates suggest that the discovery contains 10-40 million barrels of oil-in-place. This is in addition to the 40-70 mmbbls of oil-in-place already established on J1.

“This is our third exploration success in a row this year in the North Sea and demonstrates the quality of our core areas,” said Dr. Jim Buckee, President and Chief Executive Officer. “Three more North Sea exploration wells are set to spud in November.”

Talisman is operator with a 94.014% interest in the well. The other participant is First Oil with 5.986%.

Talisman Energy Inc. is a large, independent oil and gas producer, with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United States.  Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted.  Talisman's shares are listed on Toronto Stock Exchange in Canada and New York Stock Exchange in the United States under the symbol TLM.

~~  This release is available on Talisman’s Internet Web Site:  WWW.TALISMAN-ENERGY.COM  ~~

For further information, please contact:

David Mann, Senior Manager, Investor Relations &

  Corporate Communications

Phone:

403-237-1196

Fax:

403-237-1210

E-mail:

tlm@talisman-energy.com

Forward-looking Statements

This news release contains statements about oil and gas reserves and business plans for evaluating and developing such reserves that constitute “forward-looking statements” with the meaning of the United States Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements.  These risks include the uncertainty of reserve estimates; the risks of the oil and gas industry, such as operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of estimates and projections relating to production, costs and expenses; potential delays or changes in plans with respect to development projects or capital expenditures; and health, safety and environmental risks. Relevant risks also include, but are not limited to:  uncertainties as to the availability and cost of financing; general economic conditions; fluctuations in oil and gas prices and foreign currency exchange rates; and the possibility that government policies may change or governmental approvals may be delayed or withheld.)

Additional information on these and other factors which could affect the Company's operations or financial results are included in the Company’s Annual Report under the headings "Management's Discussion and Analysis – Liquidity and Capital Resources", “- Risks and Uncertainties” and “- Outlook” as well as in Talisman’s other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.

Forward-looking statements are based on the estimates and opinions of the Company's management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

Note to U.S. Residents

Talisman is subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, and, consequently files reports with and furnishes other information to the SEC.  These reports and other information have been prepared in accordance with the disclosure requirements of Canada, which differ from those in the United States.

You may read any document Talisman furnishes to the SEC at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and 500 West Meridian Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the same documents from the public reference room of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

29-03

~~  This release is available on Talisman’s Internet Web Site:  WWW.TALISMAN-ENERGY.COM  ~~